                                                                               .
                                                                               .
                                                                               .
                                                                   EXHIBIT 4.(o)

MINNESOTA LIFE                                                    GUARANTEED MINIMUM WITHDRAWAL
                                                                                  BENEFIT RIDER
-----------------------------------------------------------------------------------------------
Minnesota Life Insurance Company  o  400 Robert Street North  o  St. Paul, Minnesota 55101-2098
-----------------------------------------------------------------------------------------------

RIDER EFFECTIVE DATE: [March 1, 2005]

This rider is attached to and made part of this contract as of the Rider Effective Date. Terms not defined in this rider have the meaning given to them in the contract.

This rider guarantees that you may withdraw an amount up to the Guaranteed Annual Withdrawal (GAW) each Contract Year until the Guaranteed Withdrawal Benefit (GWB) is reduced to zero. We deduct a charge for this rider as described below. The GWB is the total guaranteed amount available for future periodic withdrawals. Determination of the GWB and GAW is described below.

GUARANTEED WITHDRAWAL BENEFIT (GWB)

The initial GWB will be set to the initial Purchase Payment if this rider is added on the Contract Date. If it is added on a subsequent Contract Anniversary, the initial GWB will be equal to the Contract Value on the Rider Effective Date. Subsequent Purchase Payments and withdrawals will impact the benefit as described below.

The GWB is subject to a maximum of [$5,000,000].

GUARANTEED ANNUAL WITHDRAWAL (GAW)

The GAW will be equal to [7%] of the initial GWB value on the Rider Effective Date. Subsequent Purchase Payments and withdrawals will adjust the GAW as described below.

SUB-ACCOUNT ALLOCATION PLAN

While this rider is in effect, the full Contract Value must be allocated to the General Account and/or Sub-Accounts of the Variable Account according to a Sub-Account Allocation Plan approved by us. The Contract Value will be automatically rebalanced each quarter according to the Sub-Account Allocation Plan then in effect. You may reallocate the full Contract Value from the current Sub-Account Allocation Plan to another available Sub-Account Allocation Plan approved by us for use with this rider. Any reallocation request must be received in our home office by Written Request or other form acceptable to us. The reallocation will be effective on the Valuation Date coincident with or next following the day we receive the request at our home office. We reserve the right to add, delete, or modify Sub-Account Allocation Plans.

To the extent participation in the Sub-Account Allocation Plan or automatic rebalancing exceeds contract maximums or transfer limitations relative to the General Account, such limitations will be waived while this rider is in effect.

ADJUSTMENT FOR SUBSEQUENT PURCHASE PAYMENTS

The GWB will be increased by the amount of any subsequent Purchase Payments. The GAW will be recalculated to the greater of: (a) GAW prior to the Purchase Payment; or (b) [7%] of the new GWB determined at the time a subsequent Purchase Payment is applied.

We limit the application of subsequent Purchase Payments to the GWB after the first Contract Year following the Rider Effective Date to $100,000 without our prior consent.

[GUARANTEED WITHDRAWAL BENEFIT ENHANCEMENT

If no withdrawals are taken during the first [three] Contract Years after the Rider Effective Date, your GWB will be increased on the [third] Contract Anniversary following the Rider Effective Date. The GWB will be increased by an amount equal to [10%] of the total Purchase Payments received within [12] months of the Rider Effective Date. The GAW will be increased to [7%] of the recalculated GWB.]

ADJUSTMENT FOR WITHDRAWALS

Each Contract Year any amount you withdraw less than or equal to the GAW will reduce the Contract Value and GWB by the amount of the withdrawal, but will not reduce the GAW. Amounts withdrawn in excess of the GAW in a single Contract Year will cause both the GWB and GAW to be recalculated as follows:

         The GWB will be reduced to the lesser of:

                  (a) Contract Value after the excess withdrawal; or

                  (b) GWB prior to the excess withdrawal less the amount of the withdrawal.


                                              Minnesota Life insurance Company 1

         The GAW will be adjusted to the lesser of:

                  (a) GAW prior to the withdrawal; or

                  (b) the greater of:

                           (i) [7%] of the new GWB; or

                           (ii) [7%] of the current Contract Value after the
                                withdrawal.

Withdrawals will be made from your values in the General Account and each Sub-Account of the Variable Account on a pro-rata basis relative to your Contract Value. If withdrawals in any Contract Year are less than the GAW, the remaining GAW may not be carried forward to future Contract Years. Amounts less than the entire Contract Value that are applied to provide Annuity Payments under an Annuity Payment option will be treated as a withdrawal for purposes of adjusting the GWB and GAW.

If the Contract Value is reduced to zero and the GWB immediately after the withdrawal is greater than zero, the contract will enter an automatic payment phase. During this phase, no additional purchase payments may be made and all other contract features, benefits, riders, and guarantees except the guarantees provided by this rider are terminated. You may elect to receive the GAW at any frequency offered by us, but at least annually, until the GWB reaches zero. Once selected, the frequency may not be changed without our consent. When the GWB reaches zero, this rider terminates and no further benefits are payable. If you die before the GWB reaches zero, the remaining payments will be made to your beneficiaries.

At our discretion, we may elect to pay you a lump sum in lieu of future periodic withdrawals. The lump sum value will be equal to the present value of the remaining periodic withdrawal amounts discounted at an interest rate. The interest rate will be the weekly average of the 'Interest Rate Swap' rates as reported in Federal Reserve Bulletin Release H.15 for the period applicable to the remaining withdrawal period plus 0.50%.

[GUARANTEED WITHDRAWAL BENEFIT RESET OPTION

Beginning with the [fifth] Contract Anniversary following the Rider Effective Date and prior to your 81st birthday, you may elect to reset your GWB to your current Contract Value, if higher. The GAW will be recalculated to the greater of: (a) the GAW prior to the reset; or (b) 7% of the reset GWB. The rider charge will be changed to the then current charge and a new [five] year period will be required before another reset may be elected. Your Written Request of the election to reset must be provided to us within 30 days prior to the applicable Contract Anniversary.]

RIDER CHARGE

The annual rider charge is [0.50%] of GWB, subject to a guaranteed maximum charge of [1.00%]. While this rider is in effect, an amount equal to one-fourth of the annual rider charge multiplied by the GWB will be deducted quarterly on a pro-rata basis from Contract Values allocated to the Variable Account.

The annual rider charge may change if you elect to exercise the Guaranteed Withdrawal Benefit Reset Option. However, the rider charge will never exceed the maximum charge. If you never elect the Reset Option, the rider charge established on the Rider Effective Date will not increase. The rider charge will be discontinued upon termination of the rider as described below.

EFFECT OF PAYMENT OF DEATH BENEFIT

If you die while Contract Value is greater than zero and before the GWB is reduced to zero, the beneficiary may elect to take the death benefit under the contract and this rider will terminate. Alternatively, the beneficiary may be able to elect to continue this rider by taking withdrawals of the GAW at least annually over the life expectancy of the beneficiary. If withdrawals of the GAW annually would extend beyond the beneficiary's life expectancy, the beneficiary will not be able to elect to continue the rider and the GMWB will terminate and the beneficiary will be required to take the death benefit under the contract. Any option elected must to comply with Internal Revenue Code sections 72(s) or 401(a)(9), as applicable.

RIDER TERMINATION

You may elect to cancel this benefit on any Contract Anniversary beginning [seven] Contract Years after the Rider Effective Date. You must provide a Written Request to cancel within 30 days prior to the applicable Contract Anniversary.

The rider will automatically terminate at the earliest of the following:

         o depletion of the GWB; or

         o the contract to which this rider is attached is surrendered, applied to provide Annuity Payments under an Annuity Payment option, or otherwise terminated; or

         o death benefits are paid as a lump sum under the terms of the contract.


                                              Minnesota Life insurance Company 2

Upon termination of this rider, the benefits and charges within this rider will terminate. A pro-rata amount of the rider charge will be deducted upon termination of this rider or surrender of the contract.



                                              Minnesota Life insurance Company 3